EXHIBIT 10.1

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

SPECIALTY BENEFIT MANAGER AGREEMENT

This Agreement, effective as of June 30th, 2023 (herein called the “Effective Date”), by and between VOX NOVA, LLC (an Ohio limited liability company), which with its successors and assigns is herein called the “Company,” and PAXMEDICA INC. (a Delaware corporation), which with its successors and assigns is herein called “PAX,” is to EVIDENCE THAT:

WHEREAS PAX is a clinical stage biopharmaceutical company focused on developing innovative treatments for unmet needs in neurodevelopment disorders, namely Autism Spectrum Disorder; and

WHEREAS PAX has developed and/or is in the process of developing the use of PAX-101 (intravenous Suramin) as an innovative treatment for certain neurodevelopment disorders; and

WHEREAS PAX desires to engage Company to provide certain distribution management, pharmacy benefit management, sales and supply monitoring services to PAX, upon the terms and conditions of this Agreement; and

WHEREAS Company possesses the requisite skill, knowledge and expertise to provide and perform distribution management, pharmacy benefit management, sales and supply monitoring services to PAX, upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing statements (which statements are deemed incorporated into this Agreement as if fully rewritten herein), the mutual promises and covenants set forth in this Agreement and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto (herein collectively called the “Parties”) hereby agree as follows:

1.Agreement Term. Except as otherwise provided herein, the term of this Agreement (herein called the “Agreement Term”) shall commence as of the Effective Date and shall terminate upon the earlier of the following: (a) the seventh (7th) anniversary of the Effective Date; or (b) the date three (3) years immediately following the date PAX-101 (intravenous Suramin) is approved by the United States for the treatment of Human African Trypanosomiasis; provided, however, that the Agreement Term shall be automatically renewed for successive three (3) year periods, unless either Party hereto notifies the non-terminating Party in writing at least sixty (60) days prior to the conclusion of the Agreement Term, that said Party intends to terminate this Agreement.

2.Exclusivity.

2.1During the Agreement Term, PAX agrees to utilize Company as the sole and exclusive distributor of PAX’s product PAX-101 (intravenous Suramin), with said PAX-101 (intravenous Suramin) being in such form as approved by the Federal Food and Drug

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EXHIBIT 10.1

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Administration following the completion of all requisite trial phases (herein in called the “Product”).

2.2During the Agreement Term, Company shall have the sole and exclusive right and authority to select and approve a specialty pharmacy service provider (herein called the “Specialty Pharmacy Service Provider”) to take possession of the Product.

2.3During the Agreement Term, Company shall have the sole and exclusive right and authority to approve all doctors, physicians and/or other medical representative responsible for prescribing the Product.

3.Exclusivity Fee.

3.1During the Agreement Term, PAX shall charge Company a fee in consideration for the exclusive rights granted to Company by PAX in Section 2 of this Agreement (herein called the “Exclusivity Fee”). The Exclusivity Fee shall equal Two Million Dollars ($2,000,000.00) and shall be payable as set forth in Schedule A, attached hereto and incorporated herein by reference.

3.2PAX shall issue an invoice to Company for the Exclusivity Fee, and Company shall pay such Exclusivity Fee within [***] after Company’s receipt of said invoice; provided, however, that the initial invoice issued by PAX to Company shall be paid within [***] of Company’s receipt of said initial invoice.

4.Purchase of Product and Order Fulfillment.

4.1During the Agreement Term, Company shall purchase the Product exclusively from PAX.  Notwithstanding the foregoing, Company makes no commitment to purchase or obtain from PAX any minimum quantity of the Product.

4.2PAX agrees to maintain and store an agreed to amount of safety stock at all times during the Agreement Term (herein called the “Safety Stock”).  The Safety Stock shall be reviewed by PAX and Company on a monthly basis to determine the appropriate amount of safety stock.  PAX and Company shall agree to the amount of Safety Stock [***] in advance.  In the event PAX fails to maintain the agreed to amount of Safety Stock, PAX shall expedite the manufacturing and delivery of the Safety Stock and shall bear all costs and responsibilities associated with said expedition.  Company shall maintain the right to pursue all other appropriate legal remedies against PAX for any failure to maintain the agreed to amount of Safety Stock.

4.3Company shall purchase the Product by submitting a purchase order to PAX which sets forth the quantity and delivery dates for the Product (herein called the “Purchase Order”).  PAX shall confirm and accept all Purchase Orders within [***] of receipt of said Purchase Order.  In the event PAX fails to confirm and accept a Purchase Order, and said failure is not an immaterial breach or due to reasons outside the control of PAX (i.e., force majeure), then Company may, in Company’s sole and absolute discretion, terminate this Agreement.

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EXHIBIT 10.1

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

4.4.PAX shall satisfy all requirements set forth in the approved Purchase Orders within [***] of the Purchase Order, unless otherwise agreed to by the Parties.  The Parties acknowledge and agree that, due to the nature of this Product, time, quantity and delivery is of the essence under this Agreement.

4.5PAX represents and warrants to Company that the Product shall be: (i) in strict conformity with the Federal Food and Drug Administration specifications and free and clear from any material defects.  Upon delivery of the Product, said Product shall be free and clear of all liens, claims and encumbrances of any kind.  PAX agrees to perform quality inspections of Products before delivery and shall certify inspections results in a manner as set forth by Company.

4.6The Parties acknowledge and agree that Company shall never take title to or physical possession of the Product.  PAX shall ship the Product directly to the Specialty Pharmacy Service Provider as designated by Company.

5.Purchase Price.

5.1The purchase price for the Products (herein called the “Purchase Price”) shall equal the sum set forth on Schedule B, attached hereto and incorporated herein by reference. The Parties acknowledge and agree that the Purchase Price shall remain consistent for the duration of the Agreement Term; provided, however, that the Parties acknowledge and agree that the following conditions may impact the Purchase Price:

(a)	Change in materials, as the Purchase Price is based on the average wholesale price of the Product as published by known industry references (herein called the “AWP”); and

(b)	Currency fluctuations, as the Purchase Price is based on the United States Dollar.

Any changes to the Purchase Price resulting from the conditions set forth in this Section 5 shall be communicated by PAX to Company [***] in advance of any proposed Purchase Price adjustment.  PAX agrees that no Purchase Price adjustment shall occur unless and until there is a price change of more than [***] of the then-current AWP.  PAX further agrees to take all reasonable steps to mitigate and pricing increases from suppliers.

5.2PAX shall periodically issue an invoice to Company for the Purchase Price and Company shall pay the Purchase Price to PAX by check or money transfer within [***] after Company’s receipt of said invoice.

6.PAX Representations and Warranties. PAX represents and warrants to Company as follows:

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EXHIBIT 10.1

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

6.1PAX is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with all requisite corporate power and authority to negotiate, execute, deliver and perform its obligations under this Agreement.

6.2Neither the execution, delivery, nor performance of this Agreement by PAX will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in, cause or create any liability, reassessment or revaluation of assets, lien, charge, or encumbrance pursuant to, any provision of PAX’s certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule, regulation, order, judgment, decree, or other legal or contractual requirement to which PAX is a party or by which PAX may be bound or affected.

6.3During the Agreement Term, PAX shall not transfer, convey, assign, sell, distribute or market the Product to any person other than Company.

6.4PAX shall maintain complete and accurate books and records regarding the Product, including, but not limited to, manufacture and supply, during the Agreement Term and for a period of [***] following the termination of this Agreement.

6.5PAX shall permit one or more representatives of Company, during normal business hours and upon reasonable notice to PAX, to conduct audits (including, but not limited to, operational, quality, safety, environment and financial) of any facility which is used or proposed to be used in connection with the manufacturing of the Product.

6.6PAX shall have and maintain sufficient capacity to meet the supply requirements as demanded by Company.

7.Company Representations and Warranties. Company represents and warrants to PAX as follows:

6.1Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Ohio, with all requisite company power and authority to negotiate, execute, deliver and perform its obligations under this Agreement.

6.2Neither the execution, delivery, nor performance of this Agreement by Company will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in, cause or create any liability, reassessment or revaluation of assets, lien, charge, or encumbrance pursuant to, any provision of Company’s certificate of formation or operating agreement or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule, regulation, order, judgment, decree, or other legal or contractual requirement to which Company is a party or by which Company may be bound or affected.

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EXHIBIT 10.1

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

8.Indemnification.

8.1PAX hereby indemnifies and agrees to hold Company harmless from, against and in respect of and shall on demand reimburse Company for:

(a)	any and all losses, liabilities, or damages suffered or incurred by Company: (i) by reason of any untrue representation, breach of warranty, or nonfulfillment of any covenant by PAX contained herein or in any certificate, document, or instrument delivered to Company pursuant hereto or in connection herewith; or (ii) which would not have been suffered or incurred if such representation were true and not breached or if such covenant were fully performed;

(b)	any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, legal fees and expenses, incident to the use of the Product and any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

9.Publicity. Each Party agrees to not make, publish or distribute (whether in print, electronically or otherwise) any public announcement, press releases, advertising, marketing materials or promotional materials regarding the execution or performance of this Agreement without the prior writing consent of the other Party, except as required by law.

10.Confidentiality.

10.1Each Party acknowledges that each Party has had and will continue to have access to (and special knowledge of) certain of the following information as a result of this Agreement (all of which information is herein collectively called the “Confidential Information”):  Trade secrets, customer lists, records and other information regarding customers (whether or not evidenced in writing); price lists and pricing policies; financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; sales and marketing plans; research and development plans; employment records, data and policies; business forms, correspondence, memoranda and other records; know-how; inventories, improvements and discoveries; processes and methods, plant operations and related data; equipment operations, designs and specifications; blueprints; scientific and technical data; computer records and related data; and any other confidential or proprietary data and information which a Party encounters as a result of this Agreement, all of which are held, possessed and/or owned by a Party.

10.2Each Party understands and agrees that:

(a)	The Confidential Information shall (at all times) be and remain the exclusive property of the respective Party;

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EXHIBIT 10.1

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

(b)	Each Party shall hold the Confidential Information as a trustee and fiduciary for the other Party;

(c)	A Party shall not directly or indirectly use for any purpose, copy, retain, or disclose or convey to any third-party any Confidential Information without the prior written approval of the other Party; and
(d)	At the end of the Agreement Term, each Party shall immediately disclose to and deliver to the other Party all the Confidential Information in said Party’s possession or conveyed by a Party to any third-party and said Party shall not retain any copies or duplicates thereof.

11.Termination. This Agreement may be terminated at any time:

(a)	By mutual consent of PAX and Company;

(b)	By Company, if there has been a material violation or breach by PAX of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Company impossible and such violation or breach has not been cured in all material respects or waived by Company; or

(c)	By PAX, if there has been a material violation or breach by Company of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of PAX impossible and such violation or breach has not been cured in all material respects or waived by PAX.

12.Definitive Agreement and Future Changes.  THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF THIS AGREEMENT ARE DEPENDENT ON THE PRODUCT BEING APPROVED FOR DISTRIBUTION IN THE UNITED STATES.  THEREFORE, THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT IS NULL AND VOID IN THE EVENT THE PRODUCT IS NOT APPROVED FOR DISTRIBUTION IN THE UNITED STATES.  THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THE UNITED STATES DISTRIBUTION OF PHARMACEUTICAL PROTOCOLS MAY IMPACT THE TERMS OF THIS AGREEMENT AND SUCH PROTOCOLS MAY RESULT IN SIGNIFICANT MODIFICATIONS TO THIS AGREEMENT.  THE PARTIES AGREE TO REVIEW SAID MODIFICATIONS IN AUGUST 2023 AND WILL WORK TOGETHER TO FURTHER NEGOTIATE A FUTURE CONTACT.

13.Miscellaneous.

13.1This Agreement constitutes the entire agreement among the Parties regarding the subject matter hereof and all other prior or contemporaneous written or verbal negotiations, representations, arrangements and/or agreement regarding the subject matter hereof (including, but not limited to, any prior buy-sell or similar agreement pertaining to the sale of the

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EXHIBIT 10.1

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Corporate Shares) are hereby superseded by this Agreement.  The Parties acknowledge that there are no verbal or other written understandings, arrangements and/or agreements between the Parties relating to the subject matter of this Agreement.

13.2All provisions of this Agreement are severable and no provision hereof shall be affected by the invalidity or unenforceability of any other provision of this Agreement.

13.3This Agreement may be amended, altered or changed only by a written document signed by the Parties.

13.4No course of dealing among the Parties, no waiver by Company and/or PAX to exercise any right hereunder or to enforce compliance with the terms of this Agreement shall constitute a waiver of any provision herein, unless such waiver is expressed in writing by the waiving Party.

13.5For purposes of this Agreement, the singular includes the plural and vice-versa and the feminine, masculine and neuter include each other.

13.6New York’s laws shall govern all disputes, controversies, interpretive matters and litigation arising hereunder.

13.7Parties hereby agree that the proper and exclusive venue for all disputes, controversies or litigation arising under this Agreement lies with the Courts of New York State.

13.8The Parties (jointly and separately) agree to and hereby submit to the personal jurisdiction of the Courts of New York State, for all disputes, controversies and litigation arising under this Agreement.

13.9All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or three days after being mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that notices of a change of address shall be effective only upon receipt thereto:

(a)If to Company, to:Michael Mindala

561 Boston Mills Rd., Suite 500

Hudson, OH 44236

(b)If to PAX, to: Howard Weisman

303 S Broadway, Suite 125.

Tarrytown, NY 10591

13.10This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same

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EXHIBIT 10.1

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likely cause competitive harm if publicly disclosed.

instrument. This Agreement shall be effective upon execution and delivery of either manually signed or facsimile signed signature pages.

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Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

This Agreement has been signed by the Parties on the dates designated in the signatory provisions below, and shall be effective as of the Effective Date.

VOX NOVA, LLC
June 30th, 2023	By:	/s/ Michael Mindala
(Date)	Title:	Chief Executive Officer
-Company-

PAXMEDICA INC.
June 30th, 2023	By:	/s/ Howard Weisman
(Date)	Title:	Chief Executive Officer
-PAX-

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EXHIBIT 10.1

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

SCHEDULE A

Invoice	Payment Amount	Invoice Date
1	$500,000.00	[***]
2	$375,000.00	[***] days after the Product is approved and available for distribution
3	$375,000.00	[***] days after the Product is approved and available for distribution
4	$375,000.00	[***] days after the Product is approved and available for distribution
5	$375,000.00	[***] days after the Product is approved and available for distribution

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EXHIBIT 10.1

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

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Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

SCHEDULE B

[***]

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